Exhibit 99.1

News Release

Babcock & Wilcox Announces Fourth Quarter 2017 Results

- Announces new financing arrangements to remove second-lien term loan
- U.K. Renewable new-build loss projects moving forward
- MEGTEC and Universal strategic evaluations ongoing
- Introduces 2018 adjusted EBITDA guidance

(CHARLOTTE, N.C. – March 1, 2018) – Babcock & Wilcox Enterprises, Inc. ("B&W") (NYSE: BW) announced today fourth quarter 2017 revenues of $408.1 million, an increase of $28.1 million, or 7%, compared to the fourth quarter of 2016. GAAP earnings per share in fourth quarter 2017 were a loss of $2.44 compared to a loss per share of $1.47 in fourth quarter 2016. Included in the fourth quarter 2017 GAAP loss was a $62.4 million charge, or $1.42 per share, for the revaluation of deferred tax assets as the result of tax reform under the Tax Cuts and Jobs Act (TCJA). Adjusted earnings per share were a loss of $0.95 for the three months ended December 31, 2017 compared to an adjusted loss per share of $1.48 in the prior year period. Adjusted EBITDA was $(17.0) million compared to $(55.3) million in the prior year period. A reconciliation of historical non-GAAP results is provided in the exhibits to this release.

“Our progress toward completion of the Renewable projects and ongoing initiatives to improve our global cost structure and business mix positions us well for improved financial results in 2018 and beyond,” said Leslie Kass, President and Chief Executive Officer. “We are making substantial progress on the construction of the U.K. Renewable new-build loss projects. Three of the projects are on track to be construction complete in first half 2018, with two of the projects currently in start-up commissioning phases, and despite incremental delays at one project resulting from the steel beam issue identified in late September 2017, construction is expected to be complete by the end of the year. While these delays increased our estimated costs to complete the projects, we expect to be able to offset some of these costs through agreements with our customers for bonus opportunities and liquidated damage relief in 2018.”

“Additionally, we have received substantial interest in our MEGTEC and Universal business lines and expect to close a transaction in mid-2018,” said Kass. “We are committed to driving efficiencies throughout the organization and serving our customers with high-quality engineered equipment, parts and services. To more efficiently lead our efforts to improve our cost structure and profitability, we will be hiring a Chief Implementation Officer who will serve alongside our senior management team.”

New Financing Arrangements

On March 1, 2018, the Company entered into a fifth amendment to its first-lien revolving credit facility and received a commitment letter from Vintage Capital Management, LLC to backstop a rights offering of common stock of at least $182 million. The rights offering will be available to all shareholders on a pro rata basis and will be initiated as promptly as practical, subject to compliance with applicable SEC rules. The rights offering will be priced at $3.00 per share. The net proceeds from the rights offering, along with additional borrowings under the revolving credit facility, will be used to repay in full the Company's second-lien term loan. The Company is currently in default under its second-lien term loan agreement. The intercreditor agreement in place between the Company’s first lien lenders and second lien lenders restricts the second lien lenders from exercising rights against the collateral securing their second-lien term loans during a 180-day standstill period. The Company’s first-lien revolving credit facility has been amended to, among other things, provide for borrowings up to $35 million to be used along with the net proceeds of the rights offering to repay the second-lien term loan, waive certain financial covenant defaults, amend the financial covenants and other provisions and waive any cross-default as a result of any defaults existing under the second-lien term loan agreement or any acceleration related thereto. B. Riley Financial, Inc. served as financial advisor to the Company on this transaction.

“Babcock & Wilcox is a venerable name in the power industry and is positioned for significantly improved financial performance as the Renewable loss-projects are nearing completion of construction. All except one loss-project is expected to be completed before the end of second quarter 2018, and one last loss-project is expected to be construction complete by the end of 2018,” said Brian Kahn, Managing Member of Vintage Capital Management and a Director of B&W. "It is my opinion that the second-lien term loan could have become a significant impediment to shareholders realizing the benefits of the value creation opportunities that lie ahead for the Company. A rights offering removes the second-lien term loan and provides the best opportunity for shareholders to reap value creation. I am grateful to our Revolving Credit Facility group of lenders for their continued support, exemplified by this partnership with Vintage to achieve the Company’s goals. Removal of the second-lien term loan will save the Company approximately $20 million of annual interest expense and increase its strategic and financial flexibility, including facilitation of the expected divestiture of MEGTEC and Universal.”

As part of the overall financial transaction, the composition of the Board will change. E. James Ferland, Brian K. Ferraioli, Stephen G. Hanks, and Larry W. Weyers have voluntarily submitted their resignations as members of B&W's Board of Directors, effective March 2, 2018.  Two new Directors recommended by Vintage will be appointed in the coming weeks in accordance with the Company’s normal Governance Committee nominations and vetting process, reducing the size of the Board to nine members from the current eleven members.

Results of Operations

Consolidated revenues in fourth quarter 2017 were $408.1 million, an increase of $28.1 million compared to $380.0 million in fourth quarter 2016, as higher revenue in the Renewable and Industrial segments was offset modestly lower revenue in the Power segment. The GAAP operating loss in fourth quarter 2017 was $23.4 million compared to an operating loss of $58.6 million in fourth quarter 2016. The adjusted operating loss in fourth quarter 2017 was $21.1 million, compared to an adjusted operating loss of $57.0 million in fourth quarter 2016, due mainly to a higher level of charges on contracts within the Renewable segment last year. Adjusted EBITDA was $(17.0) million compared to $(55.3) million in the prior year period.

Fourth quarter 2017 revenues for the Power segment decreased 5.0% to $208.8 million compared to $219.7 million in the prior year period. Revenues decreased mainly as the result of lower activities on new-build utility and environmental projects and lower sales of industrial steam generation systems, partially mitigated by an increase in retrofit services contracts. Gross profit in the Power segment in fourth quarter 2017 was $59.3 million, compared to $62.6 million in the prior year period. Gross profit margin was 28.4% in fourth quarter 2017, compared to 28.5% in fourth quarter 2016, as the benefits of cost savings and good execution mitigated the impact of lower volume.

In early 2018, the Company sold all of its joint venture interest in Babcock & Wilcox Beijing Company, Ltd. (BWBC), its Chinese joint venture company, for approximately $21 million, in addition to the $41 million dividend (net of taxes) received in fourth quarter 2017. This action is consistent with the Company's strategy to shift its focus more toward aftermarket parts and service and retrofit opportunities in the coal-fired power market and away from large international new-build projects, and its strategy to optimize its business mix for the current market environment. The Company will continue a relationship with BWBC through an expanded technology license.

Industrial segment revenues increased 9.1% to $116.1 million in fourth quarter 2017 compared to $106.3 million in fourth quarter 2016, as the addition of Universal and organic growth at MEGTEC were partially offset by lower revenue at SPIG. Gross profit in the Industrial segment was $7.1 million in fourth quarter 2017, compared to $17.2 million in the prior year period. Gross profit margin was 6.2%, compared to 16.2% last year, as higher volume was offset by overall business mix and lower profitability on certain cooling systems projects.

Revenues in the Renewable segment were $85.0 million for fourth quarter 2017, compared to $55.6 million in fourth quarter 2016, mainly due to progress on new-build renewable energy projects currently in backlog. The Renewable segment gross loss was $28.1 million in fourth quarter 2017, compared to a gross loss of $82.6 million reported in fourth quarter 2016.

In September 2017, the Company identified and announced the failure of a structural steel beam at a renewable new-build project in the U.K. Efforts to stabilize the structure are ongoing at the site to allow for completion of the project. A similar design was used on two other new-build projects in the U.K., and although no structural failure occurred on these projects, work was also stopped for a short period of time, while the structures were reinforced. Progress was made at the projects during fourth quarter; however, the schedule impact resulting from corrective actions, mostly at the site where the failure occurred, was longer than previously anticipated. As a result, the Company increased its cost estimates related to the structural steel design issue by $22.0 million during the quarter. These costs were partially offset by an increase in project revenue of approximately $4.0 million in the quarter related to agreements with customers related to design changes for increase power output and partial liquidated damage relief.

Balance Sheet

The Company’s cash and cash equivalents balance, net of restricted cash, was $56.7 million at December 31, 2017. During the quarter, the Company utilized the $20 million delayed draw option associated with its second-lien term loan agreement. At December 31, 2017, outstanding balances under revolving credit facilities totaled $103.5 million.

Introducing 2018 Outlook

On a consolidated basis, the Company is providing 2018 guidance as follows:

•	Revenue in the range of $1.5 billion to $1.7 billion

•	Adjusted EBITDA to be in the range of $75 million to $95 million(1)

(1) As more fully described in Exhibit 2, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EBITDA for the full year to a comparable GAAP range.

The Company is providing 2018 revenue and gross margin guidance by segment(2) as follows:

•	Power: revenue down 5% to flat compared to 2017; gross margin approximately 20%

•	Renewable: revenue up 5% to 10% compared to 2017; gross margin greater than 10%

•	Industrial: revenue up 14% to 19% compared to 2017; gross margin approaching 20%

(2) Segment gross margin guidance is presented on a pro forma basis, reflecting the adoption of FASB ASU 2017-07, under which the non-service cost components of net periodic benefit cost will be presented in other income rather than in cost of operations. The Company will adopt this standard in 2018. The impact of the new standard will primarily impact the Company's Power segment. On a pro forma basis, Power segment gross margin guidance would compare to 20.8% in 2017. For a reconciliation of changes in the classification of the historical components of net periodic benefit cost please see the appendix in the March 2018 Company Overview Presentation which can be located on the investors page of our website at www.babcock.com, and in our annual report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Conference Call to Discuss Fourth Quarter 2017 Results

Date:        Wednesday, March 1, 2018, at 5:00 p.m. EST
Live Webcast:    Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to our strategic objectives; our business execution model; management’s expectations regarding the industries in which we operate; our guidance and forecasts; our projected operating margin improvements, savings and restructuring costs; covenant compliance; and project execution. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, our ability to successfully complete our rights offering and repay our second-lien term loan; our ability to maintain sufficient sources of liquidity to fund our operations, including sufficient bonding and surety capacity to meet customer requirements; our ability to realize anticipated savings and operational benefits from our restructuring plans, and other cost-savings initiatives; our ability to successfully capitalize on the strategic alternative evaluation of our MEGTEC and Universal business lines; our ability to successfully integrate and realize the expected synergies from acquisitions; our ability to realize the benefits of expected cross-selling opportunities from acquisitions; our ability to successfully address productivity and schedule issues in our Renewable segment, including our efforts to enhance its resources and infrastructure; timely completion of engineering work; productivity of subcontractors; our ability to successfully refine our the execution model of our Renewable segment; our ability to meet performance guarantees; our ability to successfully partner with third parties to win and execute renewable projects; changes in the jurisdictional mix of our income and losses; disruptions experienced with customers and suppliers; claims by third parties; the inability to retain key personnel; adverse changes in the industries in which we operate; and delays, changes or termination of contracts in backlog. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.
# # #
Investor Contact:         Media Contact:
Chase Jacobson         Ryan Cornell

Vice President, Investor Relations	Public Relations
Babcock & Wilcox         Babcock & Wilcox
704.625.4944 » investors@babcock.com         330.860.1345 » rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Non-GAAP Operating Income and Earnings Per Share(1)(2)
(In millions, except per share amounts)

	Three Months Ended December 31, 2017
	GAAP	Restructuring and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Litigation	Financial advisory services	Revaluation of deferred tax assets and other	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(23.4)	$6.5	$0.2	$(9.8)	$(0.8)	$2.3	$—	$(24.9)	$3.8	$(21.1)
Other expense	(11.4)	—	—	—	(0.7)	—	—	(12.1)	—	(12.1)
Income tax expense (benefit)	72.5	1.5	0.1	(3.6)	(0.6)	0.8	(63.7)	7.0	1.2	8.2
Net income (loss)	$(107.2)	$5.0	$0.1	$(6.2)	$(1.0)	$1.5	$63.7	$(44.0)	$2.6	$(41.4)
Net loss attributable to non-controlling interest	(0.2)	—	—	—	—	—	—	(0.2)	—	(0.2)
Net income (loss) attributable to shareholders	$(107.5)	$5.0	$0.1	$(6.2)	$(1.0)	$1.5	$63.7	$(44.3)	$2.6	$(41.7)

Diluted EPS - continuing operations	$(2.44)	$0.11	$—	$(0.14)	$(0.02)	$0.03	$1.45	$(1.01)	$0.06	$(0.95)

Income tax rate	(208.4)%							(18.8)%		(24.7)%

	Three Months Ended December 31, 2016
	GAAP	Restructuring costs and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Sale of equity method investment	Litigation	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(58.6)	$2.8	$2.4	$(6.4)	$(8.3)	$3.2	$(65.0)	$8.0	$(57.0)
Other expense	(5.0)	—	—	—	—	—	(5.0)	—	(5.0)
Income tax expense (benefit)	7.7	1.0	0.2	(2.7)	—	1.2	7.4	2.5	10.0
Net income (loss)	$(71.3)	$1.8	$2.1	$(3.8)	$(8.3)	$2.0	$(77.4)	$5.5	$(71.9)
Net loss attributable to non-controlling interest	(0.3)	—	—	—	—	—	(0.3)	—	(0.3)
Net income (loss) attributable to shareholders	$(71.6)	$1.8	$2.1	$(3.8)	$(8.3)	$2.0	$(77.7)	$5.5	$(72.2)

Diluted EPS - continuing operations	$(1.47)	$0.04	$0.04	$(0.08)	$(0.17)	$0.04	$(1.60)	$0.11	$(1.48)

Income tax rate	(12.2)%						(10.6)%		(16.1)%

	Year Ended December 31, 2017
	GAAP	Impairment of equity method investment	Restructuring and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Litigation	Financial advisory services	Goodwill impairment	Revaluation of deferred tax assets and other	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(281.6)	$18.2	$15.4	$3.3	$(8.7)	$(0.8)	$2.7	$86.9	$—	$(164.6)	$18.3	$(146.3)
Other income (expense)	(32.6)	—	—	—	—	3.0	—	—	—	(29.6)	—	(29.6)
Income tax expense (benefit)	64.8	—	3.7	0.8	(3.3)	0.8	1.0	1.1	(63.7)	5.2	5.8	10.9
Net income (loss)	$(379.0)	$18.2	$11.8	$2.5	$(5.4)	$1.4	$1.7	$85.8	$63.7	$(199.4)	$12.5	$(186.8)
Net loss attributable to non-controlling interest	(0.8)	—	—	—	—	—	—	—	—	(0.8)	—	(0.8)
Net income (loss) attributable to shareholders	$(379.8)	$18.2	$11.8	$2.5	$(5.4)	$1.4	$1.7	$85.8	$63.7	$(200.2)	$12.5	$(187.6)

Diluted EPS - continuing operations	$(8.09)	$0.39	$0.25	$0.05	$(0.11)	$0.03	$0.04	$1.83	$1.36	$(4.26)	$0.27	$(4.00)

Income tax rate	(20.6)%									(2.7)%		(6.2)%

	Year Ended December 31, 2016
	GAAP	Restructuring costs and spin-off transaction costs	Acquisition and integration costs	Pension & OPEB MTM (gain) / loss	Sale of equity method investment	Litigation	Non-GAAP	Intangible amortization	Non-GAAP excluding intangible amortization
Operating income (loss)	$(102.8)	$40.8	$5.1	$24.1	$(8.3)	$3.2	$(37.9)	$19.9	$(18.0)
Other income (expense)	(5.4)	—	—	—	—		(5.4)	—	(5.4)
Income tax expense (benefit)	6.9	0.3	0.8	8.4	—	1.2	17.7	6.4	24.1
Net income (loss)	$(115.1)	$40.5	$4.3	$15.7	$(8.3)	$2.0	$(60.9)	$13.5	$(47.4)
Net loss attributable to non-controlling interest	(0.6)	—	—	—	—	—	(0.6)	—	(0.6)
Net income (loss) attributable to shareholders	$(115.6)	$40.5	$4.3	$15.7	$(8.3)	$2.0	$(61.5)	$13.5	$(48.0)

Diluted EPS - continuing operations	$(2.31)	$0.81	$0.09	$0.31	$(0.17)	$0.04	$(1.23)	$0.27	$(0.96)

Income tax rate	(6.4)%						(40.9)%		(103.3)%

(1) Figures may not be clerically accurate due to rounding.

(2) B&W is providing non-GAAP information regarding certain of its historical results to supplement the results provided in accordance with GAAP, and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight into the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA(1)
(In millions)

Reconciliation of Adjusted EBITDA	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Net Income - GAAP	$(107.5)	$(71.6)	$(379.8)	$(115.7)
Income tax expense (benefit)	72.5	7.7	64.9	6.9
Interest expense, net	10.6	2.5	25.7	3.0
Depreciation and amortization expense	9.0	12.4	40.0	39.3
Restructuring costs	6.4	2.4	14.3	37.0
Spin costs	0.2	0.4	1.2	3.8
Acquisition and integration costs	0.2	2.4	3.3	5.1
Financial advisory services	2.3	—	2.7	—
(Gain) loss on sale of assets	—	(8.3)	—	(8.3)
Goodwill and other impairments	—	—	86.9	—
Litigation Settlement (Gain)	(0.8)	3.2	(0.8)	3.2
Pension & OPEB MTM	(9.8)	(6.4)	(8.7)	24.1
Other than temporary impairment of equity method investment in TBWES	—	—	18.2	—

EBITDA - Adjusted (3)	$(17.0)	$(55.3)	$(132.1)	$(1.6)

(3) EBITDA is not a calculation based on upon generally accepted accounting principles (GAAP). The amounts included Adjusted EBITDA however, are derived from amounts included in the Consolidated  Statements of Earnings. EBITDA should not be considered an alternative to net earnings (loss), operating profit (loss) or operating cash flows. B&W has presented EBITDA as it regularly used by many of our investors and is presented as a convenience to them. Adjusted EBITDA, as presented in this calculation however, differs from the EBITDA calculation used to compute our leverage ratio and interest coverage ratio as defined by our Amended Credit Agreement.

2018 Outlook
Management has provided full year adjusted EBITDA guidance of $55 million to $75 million. It is not possible for management to identify the amount or significance of future adjustments associated with potential mark to market adjustments to our pension and other postretirement benefit plan liabilities or other non-routine costs that we adjust in our presentation of adjusted EBITDA . These items are dependent on future events and/or market inputs that are not reasonably estimable at this time. Accordingly, management is unable to reconcile without unreasonable effort the Company's forecasted range of adjusted EBITDA for the full year included in the 2018 Outlook section of this earnings release to a comparable GAAP range. However, items excluded from our adjusted EBITDA guidance include the historical adjustments noted in the tables above, and our adjusted EBITDA guidance also excludes future estimable adjusting items, charges relating to previously announced restructuring initiatives of approximately $7 million, financial advisory services costs of approximately $2 million, the gain on the sale of BWBC of $3.4 million, and additional spin and acquisitions and integration costs of less than $1 million.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)
(In millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues	$408.1	$380.0	$1,557.7	$1,578.3
Costs and expenses:
Cost of operations	362.6	380.8	1,457.9	1,399.1
Selling, general and administrative expenses	64.0	64.4	259.8	247.1
Goodwill impairment charges	0.0	0.0	86.9	0.0
Restructuring activities and spin-off transaction costs	6.5	2.8	15.4	40.8
Research and development costs	2.0	2.1	9.4	10.4
Losses (gains) on asset disposals, net	0.0	0.0	0.0	0.0
Total costs and expenses	435.0	450.1	1,829.4	1,697.5
Equity in income (loss) and impairment of investees	3.5	11.6	(9.9)	16.4
Operating income (loss)	(23.4)	(58.6)	(281.6)	(102.8)
Other income (expense):
Interest income	0.2	0.2	0.5	0.8
Interest expense	(10.7)	(2.6)	(26.3)	(3.8)
Other – net	(0.8)	(2.5)	(6.8)	(2.4)
Total other income (expense)	(11.4)	(5.0)	(32.6)	(5.4)
Income (loss) before income tax expense	(34.8)	(63.6)	(314.2)	(108.1)
Income tax expense (benefit)	72.5	7.7	64.8	6.9
Net income (loss)	(107.2)	(71.3)	(379.0)	(115.1)
Net income attributable to noncontrolling interest	(0.2)	(0.3)	(0.8)	(0.6)
Net income (loss) attributable to shareholders	$(107.5)	$(71.6)	$(379.8)	$(115.6)

Basic earnings (loss) per share	$(2.44)	$(1.47)	$(8.09)	$(2.31)

Diluted earnings (loss) per share	$(2.44)	$(1.47)	$(8.09)	$(2.31)

Shares used in the computation of earnings per share:
Basic	44.1	48.7	46.9	50.1
Diluted	44.1	48.7	46.9	50.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)
(In millions, except per share amount)

	December 31, 2017	December 31, 2016
Cash and cash equivalents	$56.7	$95.9
Restricted cash and cash equivalents	26.0	27.8
Accounts receivable – trade, net	291.7	282.3
Accounts receivable – other	79.0	73.8
Contracts in progress	161.2	166.0
Inventories	82.2	85.8
Other current assets	35.6	46.0
Total current assets	732.3	777.5
Net property, plant and equipment	141.9	133.6
Goodwill	204.4	267.4
Deferred income taxes	97.8	163.4
Investments in unconsolidated affiliates	43.3	98.7
Intangible assets	76.8	71.0
Other assets	25.8	17.5
Total assets	$1,322.2	$1,529.1

Foreign revolving credit facilities	$9.2	$14.2
Second lien term loan facility	160.1	—
Accounts payable	225.2	220.7
Accrued employee benefits	30.2	35.5
Advance billings on contracts	181.1	210.6
Accrued warranty expense	39.0	40.5
Other accrued liabilities	99.5	96.0
Total current liabilities	744.3	617.5
United States revolving credit facility	94.3	9.8
Pension and other accumulated postretirement benefit liabilities	256.4	301.3
Other noncurrent liabilities	36.5	39.6
Total liabilities	1,131.5	968.2
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, authorized 200.0 shares; issued 44.0 and 48.7 shares at December 31, 2017 and December 31, 2016, respectively	0.5	0.5
Capital in excess of par value	801.0	806.6
Treasury stock at cost, 5.7 and 5.6 shares at December 31, 2017 and December 31, 2016, respectively	(104.8)	(103.8)
Retained deficit	(492.2)	(114.7)
Accumulated other comprehensive loss	(22.4)	(36.5)
Stockholders' equity attributable to shareholders	182.1	552.1
Noncontrolling interest	8.6	8.8
Total stockholders' equity	190.7	561.0
Total liabilities and stockholders' equity	$1,322.2	$1,529.1

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$(379.0)	$(115.1)	$19.3
Non-cash items included in net income (loss):
Depreciation and amortization of long-lived assets	40.1	39.6	34.9
Amortization of debt issuance cost and debt discount	6.4	1.2	0.6
(Income) loss of equity method investees	(8.3)	(16.4)	0.2
Goodwill impairment charges	86.9	—	—
Other than temporary impairment of investment in TBWES	18.2	—	—
Losses on asset disposals and impairments	0.8	14.9	16.9
Write-off of accrued claims receivable, net	—	—	7.8
Provision for (benefit from) deferred income taxes	50.3	(9.0)	(32.1)
Mark to market losses (gains) and prior service cost amortization for pension and postretirement plans	(11.6)	36.3	40.6
Stock-based compensation, net of associated income taxes	11.8	16.1	7.8
Changes in assets and liabilities:
Accounts receivable	9.4	46.8	(54.8)
Dividends from equity method investees	50.1	12.2	20.8
Accrued insurance receivable	—	(15.0)	—
Contracts in progress and advance billings on contracts	(24.0)	(13.3)	63.0
Inventories	11.9	2.9	6.1
Income taxes	26.6	22.6	9.3
Accounts payable	(14.7)	4.5	17.9
Accrued and other current liabilities	(12.5)	25.1	11.5
Pension liabilities, accrued postretirement and employee benefits	(44.6)	(47.0)	(2.3)
Other, net	(7.8)	(4.2)	3.0
Net cash from operating activities	(189.8)	2.3	170.4
Cash flows from investing activities:
Decrease in restricted cash and cash equivalents	(2.3)	9.4	6.3
Investment in equity method investees	—	(26.3)	(7.4)
Purchase of property plant and equipment	(14.3)	(22.5)	(35.4)
Acquisition of business, net of cash acquired	(52.5)	(144.8)	—
Proceeds from sale of equity method investment in a joint venture	—	18.0	—
Purchases of available-for-sale securities	(29.3)	(45.2)	(14.0)
Sales and maturities of available-for-sale securities	35.5	29.8	5.3
Other, net	0.7	0.6	(0.6)
Net cash from investing activities	(62.1)	(180.8)	(45.9)

(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)
(In millions)

	Year Ended December 31,
	2017	2016	2015
Cash flows from financing activities:
Borrowings under our United States revolving credit facility	629.7	205.6	—
Repayments of our United States revolving credit facility	(545.2)	(195.8)	—
Proceeds from our second lien term loan facility, net of $34.2 million discount	161.7	—	—
Borrowings under our foreign revolving credit facilities	0.3	5.7	—
Repayments of our foreign revolving credit facilities	(6.6)	(20.2)	(1.1)
Common stock repurchase from related party	(16.7)	—	—
Net transfers from our former Parent	—	—	80.6
Shares of our common stock returned to treasury stock	(1.0)	(78.4)	(25.4)
Debt issuance costs	(15.0)	—	—
Other	(1.1)	(0.2)	(0.5)
Net cash from financing activities	208.0	(83.4)	53.6
Effects of exchange rate changes on cash	6.6	(7.3)	(6.4)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(39.2)	(269.3)	146.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	95.9	365.2	218.7
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$56.7	$95.9	$365.2

(1) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Segment Information(1)
(In millions)

SEGMENT RESULTS:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
REVENUES:
Power	$208.8	$219.6	$821.1	$982.0
Renewable	85.0	55.6	347.2	349.2
Industrial	116.1	106.3	397.8	253.6
Eliminations	(1.8)	(1.6)	(8.3)	(6.5)
	$408.1	$379.9	$1,557.7	$1,578.3

GROSS PROFIT:
Power	$59.3	$62.6	$192.0	$233.6
Renewable	(28.1)	(82.6)	(128.2)	(68.1)
Industrial	7.1	17.2	41.4	50.7
Intangible asset amortization included in cost of operations	(2.8)	(7.0)	(14.3)	(15.8)
Mark to market adjustment included in cost of operations	9.9	8.9	9.0	(21.2)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
AMORTIZATION EXPENSE
Power	0.3	$0.3	$1.1	$1.1
Renewable	0.2	0.4	0.8	1.3
Industrial	0.6	7.3	16.3	17.5
	$1.0	$8.0	$18.3	$19.9
DEPRECIATION EXPENSE
Power	$1.7	$2.5	$8.1	$10.2
Renewable	0.6	0.4	2.4	1.4
Industrial	1.0	0.5	4.0	1.6
Corporate	2.0	0.7	7.4	6.6
	$5.3	$4.2	$21.9	$19.7

BOOKINGS:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Power	$180	$161	$656	$784
Renewable	29	12	115	135
Industrial	56	89	416	222
Other/Eliminations	(8)	—	(48)	—
	$257	$262	$1,139	$1,141

BACKLOG:	As of December 31,
	2017	2016
Power	$453	$615
Renewable	1,008	1,241
Industrial	258	216
Other/Eliminations	(43)	—
	$1,676	$2,072
(1) Figures may not be clerically accurate due to rounding.